Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of September 22, 2014 (the “Effective Date”) by and between ALCO Stores, Inc., a Kansas corporation (the “Company”) and Michael Moore (“Consultant”).  The Company and Consultant sometimes are referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Company desires to retain Consultant to provide certain consulting services relating to the Company’s business; and

WHEREAS, Consultant represents that Consultant has sufficient knowledge of the Company’s business and services, and is ready, willing, and able to perform the professional services described herein.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties hereto, intending to be legally bound, agree to the terms set forth below:

1.                                      Definitions.

(a)                                 “Company” shall have the meaning set forth in the preamble and all references to Company shall include the Company, its predecessors and its direct or indirect subsidiaries and affiliates.

(b)                                 “Company-Related Inventions and Developments” means all Inventions and Developments which either (i) relate at the time of conception or development to the actual or demonstrably anticipated business of the Company or to its actual or demonstrably anticipated research and development, and result from any work performed for the Company, whether or not during normal business hours; or (ii) are developed through the use of the Company’s Proprietary Information, equipment and software, or other facilities or resources.

(c)                                  “Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable.  Inventions and Developments include, by way of example and without limitation, discoveries and improvements which consist of or relate to any form of Proprietary Information.

(d)                                 “Proprietary Information” means information which the Company possesses or to which the Company has rights.  Proprietary Information includes, by way of example and without limitation, confidential information, patents, patent applications (U.S. and foreign), know-how, trade secrets, product ideas and service offerings, designs, configurations, inventions, subject matter contained in patent applications, methods, formula, data, applications, documentation, procedures, processes, techniques, devices, apparatuses, systems, software, improvements, marketing plans and strategies, sales and financial reports and forecasts, customer lists, copyrights, ideas, and concepts, whether or not copyrightable or patentable, in any form or media, including but not limited to any computer software program.  Proprietary Information includes all Company-Related Inventions and Developments and all information developed by Consultant as a result of the rendering of Services (as defined herein) to the Company or otherwise relating to Inventions and Developments which belong to the Company under Section 10 below.

2.                                      Consulting Arrangement.  Consultant shall serve as a consultant to the Company for the period beginning on the Effective Date and ending one month after the Effective Date unless this Agreement is otherwise earlier terminated as herein provided (the “Initial Consulting Period”).  Such Consulting Period shall be renewed automatically for successive additional one-month terms (each a “Renewal Consulting Period” and together with the Initial Consulting Period, the “Consulting Period”) unless the Company provides written notice to Consultant which shall not be less than ten (10) days prior to termination of the Initial Consulting Period or the then-current Renewal Consulting Period.  During the Consulting Period, Consultant shall render such services (“Services”) as the Company may, from time to time, reasonably request, in order that the Company can benefit from Consultant’s experience and knowledge of the Company’s business and industry.

3.                                      Compensation.  Subject to the performance by Consultant of his duties and obligations to the Company, as compensation for Services performed under and during the Consulting Period, the Company shall pay Consultant consulting fees equal to $40,000 per month (the “Consulting Fees”).  Consulting Fees shall be payable in accordance with the Company’s policies as in effect from time to time.  Except as otherwise provided in this Agreement, the Consulting Fees shall be prorated for any period of service less than one month.

4.                                      Term; Termination.  This Agreement shall extend through the Consulting Period, subject to earlier termination in accordance with the following:

(a)                                 The Company may terminate this Agreement at any time by ten (10) days’ prior written notice to Consultant for any or no reason.  Upon Consultant’s receipt of such notice of termination, Consultant will immediately discontinue all work with respect to the Services and will incur no further expenses hereunder without the Company’s prior written approval.

(b)                                 Consultant may terminate this Agreement by ten (10) days’ prior written notice to the Company.

(c)                                  Either party may terminate this Agreement by written notice to the other party if such other party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other party and is not dismissed within thirty (30) days after the filing, or if a receiver or trustee is appointed for all or any part of the property or assets of such other party.

(d)                                 Upon termination of this Agreement for any reason, (i) the Company shall be obligated to pay the Consulting Fees earned under the provisions of this Agreement only for Services performed and previously approved expenses incurred up to and including the date of termination, (ii) the rights and obligations of the parties under Sections 8 through 26 hereof shall remain effective and enforceable in accordance with their terms, (iii) each party shall remain liable for any breach of this Agreement occurring during the term hereof and (iv) in all other respects this Agreement shall terminate and be of no further force or effect.

5.                                      Expenses.  In connection with the performance of the Services hereunder, the Company shall reimburse Consultant for all reasonable and pre-approved out-of-pocket costs and expenses incurred by Consultant solely in furtherance of Consultant’s performance of the Services within thirty (30) days from the end of the month in which Consultant submits statements detailing such costs and expenses.

6.                                      Status of Consultant as Independent Contractor.  The relationship of Consultant to the Company is that of an independent contractor, and nothing herein contained shall be construed or deemed as creating any other relationship.  Without limiting the foregoing, the relationship between the parties hereto shall not be deemed to be that of an employer-employee, joint venture, or partnership.  As an independent contractor, Consultant shall have the sole responsibility for paying taxes, workers compensation, employee benefits, and all similar obligations with respect to himself and his employees (if any), and shall perform the Services in such a manner and at such times as Consultant deems the most appropriate to achieve the Company’s objectives with respect thereto.

7.                                      Taxes.  All taxes, whether local, state, or federal, imposed upon this Agreement or any sums paid hereunder shall be borne by Consultant without reimbursement by the Company.

8.                                      Confidentiality.  Consultant understands and agrees that this Agreement creates a relationship of confidence and trust between Consultant and the Company with respect to (a) all Proprietary Information and (b) the confidential information of others with which the Company has a business relationship.  The information referred to in clauses (a) and (b) of the preceding sentence is referred to in this Agreement, collectively, as “Confidential Information.”  At all times, both during the Consulting Period and after its termination or expiration, as the case may be, Consultant will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Consultant’s duties to the Company.  The restrictions set forth in this Section 8 will not apply to information which is generally known to the public, unless such knowledge results from an unauthorized disclosure by Consultant or a breach of any duty owed to the Company.

9.                                      Documents, Records, etc.  All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, which are furnished to Consultant by the Company or are produced by Consultant as a result of the rendering by Consultant of Services hereunder will be and remain the sole property of the Company.  Consultant will return to the Company all such materials and property as and when requested by the Company.  In any event, Consultant will return all such materials and property immediately upon the expiration of the Consulting Period, or earlier, if this Agreement is otherwise terminated for any reason.  Consultant will not take or remove any such material or property or any copies thereof upon such termination.

10.                               Ownership of Proprietary Information and Inventions and Developments.  Consultant agrees that the Company is the sole owner of all Proprietary Information and all Company-Related Inventions and Developments.  Consultant further agrees that the Company is the sole owner of any Inventions and Developments which Consultant may conceive, create, develop or contribute to during the Consulting Period relating to the actual or demonstrably anticipated business of the Company or developed through the use of the Company’s Proprietary Information, equipment and software, or other facilities or resources, along with all causes of action, known or unknown, which have accrued or will accrue, from the conception or creation of any or all of the foregoing, and all such Inventions and Developments shall be deemed to be Company-Related Inventions and Developments.  Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.  Consultant hereby transfers and assigns to the Company any proprietary rights which Consultant may have or acquire in any such Company-Related Inventions and Developments and Consultant waives any publication rights, moral rights or other special rights which Consultant may have or accrue therein.  Consultant agrees to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver.  The provisions of this Section 10 will apply to all Company-Related Inventions and Developments which are conceived or developed during the Consulting Period whether or not further development or reduction to practice may take place after the Consulting Period.  The provisions of this Section 10 will not apply, however, to any Inventions and Developments created and/or conceived by Consultant prior to the Effective Date.

11.                               Disclosure of Proprietary Information and Inventions and Developments.  Consultant agrees promptly to disclose to the Company, or any persons designated by it, all Proprietary Information and Company-Related Inventions and Developments which are or may be subject to the provisions of Section 10.

12.                               Obtaining and Enforcing Proprietary Rights.  Consultant agrees to assist the Company, at the Company’s request from time to time and at the Company’s expense, to obtain and enforce patents, copyrights or other proprietary rights with respect to Company-Related Inventions and Developments in any and all countries.  Consultant will execute all documents reasonably necessary or appropriate for this purpose.  This obligation will survive the termination or expiration of the Consulting Period provided that the Company will compensate Consultant at a reasonable rate after such termination for time actually spent by Consultant at the Company’s request on such assistance.  In the event that the Company is unable for any reason whatsoever to secure Consultant’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for Consultant and on Consultant’s behalf, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Consultant.

13.                               Competitive Activities.  During the Consulting Period and for a period of twelve (12) months thereafter, Consultant (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world (a “Competitor”) which develops, manufactures or markets products or performs services which are competitive with or similar to the products or services of the Company, or products or services which the Company has under development or which are the subject of active planning at any time during the Consulting Period; (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave the employment of the Company; and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.  Notwithstanding the foregoing, Consultant understands that she may hold stock in a Competitor if the stock is publicly traded and the amount of stock Consultant holds is less than 1% of the outstanding capital stock of the Competitor.  Company acknowledges that the products and services of the Company are comprised of numerous components and the restrictions set forth in this Section 13 are not intended to prevent Consultant from working for a company that manufactures such components so long as such company does not develop, manufacture or market finished products or perform services which are competitive with or similar to the products or services of the Company, or products or services which the Company has under development or which are the subject of active planning at any time during the Consulting Period.  Consultant understands that the restrictions set forth in this Section 13 are intended to protect the Company’s interest in its Proprietary Information and established customer relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

14.                               Third-Party Agreements and Rights.  Consultant hereby confirms that Consultant is not bound by the terms of any agreement with any current or previous employer or other party which restricts in any way Consultant’s use or disclosure of information or Consultant’s engagement in any business, except as may be disclosed in a separate Schedule attached to this Agreement prior to its acceptance by the Company.  Consultant has delivered to the Company true and complete copies of any agreements listed on said Schedule.  Consultant represents to the Company that Consultant’s execution of this Agreement, Consultant’s engagement with the Company and the performance of Consultant’s proposed duties for the Company will not violate any obligations Consultant may have to any such current or previous employer or other party.  In Consultant’s work for the Company, Consultant will not, in violation of any agreements with or rights of any such current or previous employer or other party, disclose or make use of, or bring on the premises of the Company, any non-public information (including any copies or other tangible embodiments thereof) belonging to or obtained from any such current or previous employer or other party.

15.                               Extent of Service.  During the Consulting Period, Consultant agrees to use Consultant’s best efforts in, and shall devote the necessary amount of Consultant’s working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Consultant’s duties and responsibilities in connection with the rendering by Consultant of Services hereunder.

16.                               Injunction.  Consultant agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Consultant of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, Consultant agrees that if Consultant breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company or posting of any bonds.

17.                               Binding Effect.  This Agreement will be binding upon Consultant and Consultant’s heirs, executors, administrators and legal representatives and will inure to the benefit of the Company, any subsidiary of the Company, and its and their respective successors and assigns.

18.                               Enforceability.  If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.

19.                               Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Consultant with respect to the subject matter hereof, and supersedes all prior representations and agreements with respect to such subject matter.  This Agreement may not be amended, modified or waived except by a written instrument duly executed by the person against whom enforcement of such amendment, modification or waiver is sought.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, in any particular case will not prevent any subsequent enforcement of such term or obligation or to be deemed a waiver of any separate or subsequent breach.

20.                               Notices.  Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:  if to the Company, at its address as shown on the signature page hereof, or at any other address designated by the Company to Consultant in writing; and if to Consultant, at Consultant’s mailing address as shown on the signature page hereof, or at any other address designated by Consultant to the Company in writing.

21.                               Assignment.  Services of Consultant are personal in nature and as such, no rights or obligations under this Agreement may be assigned to any person, by operation of law, or otherwise, without the express written approval of the Company.  The Company may assign its rights and obligations hereunder to any party, provided that the assignee shall assume all of the Company’s obligations hereunder.

22.                               Publicity.  No publicity or advertising shall be released by Consultant with respect to the activities, duties, and terms of this Agreement, without the prior written approval of the Company.  Upon execution of this Agreement by the Company and Consultant, the Company may issue a press release to announce that Consultant is affiliated with the Company.  The Company shall also have the right to identify Consultant as a consultant and advisor of the Company in the Company’s written materials and on the Company’s websites.

23.                               Currency.  Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of the United States.

24.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

25.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and such counterparts shall be one and the same instrument.

26.                               Transmission by Facsimile.  The parties herein agree that this Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

CONSULTANT:		COMPANY:

ALCO STORES, INC.

By:	/s/ Michael Moore	By:	/s/ Stanley B. Latacha
Name:	Michael Moore	Name:	Stanley B. Latacha
Address:	9001 Hemingway Grove Circle	Title:	Chief Executive Officer
	Knoxville, TN 37922	Address:	751 Freeport Parkway
Coppell, TX 75019